EXHIBIT 99.1

BioCorRx, Inc. Enters Definitive Agreement with Myriad Medical Marketing to Introduce Start Fresh Program to Wellness Centers

BioCorRx, Inc. (BICX), developer of the Start Fresh Program, announces the execution of a definitive agreement with Myriad Medical Marketing (MMM). The Company had previously announced the letter of intent to enter an agreement with MMM back on February 27, 2015. As a result of the agreement, MMM will become the exclusive sales agent for BioCorRx within the Wellness Center category across the United States with the exception of licensee owned territories. The Company also recently announced a supply and distribution agreement with the first wellness center in Corona, CA for a pilot program. Four other wellness centers are planned to be a part of the pilot program. Upon the successful completion of the pilot program, MMM will introduce the Start Fresh Program into Physicians Business Solutions (PBS). PBS provides medical services and alternative revenue options to a network of 1000 medical centers nationwide. "Things are progressing nicely with this new endeavor. Now that we have the definitive agreement in place and a supply agreement with the first wellness center, we can focus on getting the pilot going,” stated COO & interim CEO, Brady Granier.

Myriad Medical Marketing is owned by Dr. Jon Brunelle who has a wide range of experience within the medically integrated physical medicine industry, in addition to owning many physical medicine centers of his own. MMM draws on the expertise of those in both the medical and marketing fields to provide their clients with a proven system to drive new patient relationships and overall practice viability. The program was developed by Dr. Brunelle and his staff over 24 years in practice and has proven methods to help practices drive new patient growth though market outreach programs and providing relevant services to their clientele. “The folks at PBS are excited about the Start Fresh Program and they are looking forward to us working with the team at BioCorRx during this pilot program and beyond” stated Dr. Brunelle.

As stated in a previous press release, Physicians Business Solutions offers complete training programs to physicians looking to offer their patients the latest methods and technologies available. Their network is made up of 1000 centers nationally, many of which could benefit from the Start Fresh Program. A strategic relationship between BioCorRx, Inc. and Myriad Medical Marketing implementing the Start Fresh program within Physicians Business Solutions network utilizing Vuich Vendor Services (VVS) could bring widespread national expansion to the Start Fresh Program. Training existing medical centers on how to participate in the program is expected to achieve critical mass and a national footprint in a short amount of time. This would also add a valuable service to the facilities’ existing patients, new patients, and overall community.

“We feel that this approach for expansion of the Start Fresh Program has massive potential to benefit all parties involved, especially those seeking help from the grips of addiction. Families needing help will now be learning about our program from healthcare providers they already have a relationship with for other conditions. In turn, the centers will have a cutting-edge program for recovery to offer their valued patients. The format of our program, which allows patients to be treated within the framework of their own lives, should make for an excellent fit with wellness centers around the country,” said Granier.

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About BioCorRx, Inc.

BioCorRx, Inc. (R) (BICX) is an addiction treatment and rehabilitation company offering a unique approach to the treatment of substance abuse addiction. The Start Fresh Program(R) consists of two components. The first component of the program consists of an outpatient implant procedure performed by a licensed physician. The implant delivers therapeutic levels of the drug Naltrexone, an opioid antagonist that significantly reduces physical cravings for alcohol and opioids, into the body. The second component of the program developed by BioCorRx, Inc. is a one on one coaching program specifically tailored for the treatment of alcoholism and other substance abuse addictions. Clinic reports show that the treatment program can be successful for individuals who complete the program. For more information on BICX, visit www.BioCorRx.com

2014 was a pivotal year for BioCorRx, Inc. Clinics using the Start Fresh Program collectively saw a 402% increase in patients treated from 2013 to 2014. Over the course of 2015, the company is continuing the process of developing more new territories to continue expansion.

Number of clinics at the end of each quarter

-Q1, 2014 -- 5 clinics offering the Start Fresh Program

-Q2, 2014 -- 6 clinics offering the Start Fresh Program

-Q3, 2014 -- 6 clinics offering the Start Fresh Program

-Q4, 2014 -- 10 clinics offering the Start Fresh Program

-Q1, 2015 to date – 13 clinics offering the Start Fresh Program

Safe Harbor Statement

The information in this release includes forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "estimate," "become," "plan," "will," and similar expressions. These forward-looking statements involve known and unknown risks as well as uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may differ materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof.

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